EXHIBIT 10.7
STOCK OPTION AWARD AGREEMENT
KeyCorp grants to the Participant named below, in accordance with the terms, and subject to the conditions, of the KeyCorp 2013 Equity Compensation Plan (the “Plan”), this Stock Option Award Agreement (the “Award Agreement”) and the attached Acceptance Agreement, an option to purchase the number of Common Shares set forth below (rounded down to the nearest whole Common Share) (“Option” or “Award”) at the exercise price per share set forth below (the “Exercise Price”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Option shall be a Nonqualified Option.

Name of Participant:	[Participant Name]
Number of Common Shares:	[Shares Granted]
Date of Grant:	[Grant Date]
Exercise Price:	[Exercise Price Per Common Share]
Vesting:
The Option shall vest and become exercisable in accordance with the “vesting schedule” reflected in the records of the Plan administrator and viewable on the Participant’s homescreen (the date that the Option becomes vested and exercisable being the “Vesting Date” if only one such date, or if more than one such date, each a “Vesting Date”), provided that the Participant shall have remained in the continuous employ of KeyCorp and its affiliates (“Key”) through the applicable Vesting Date, except as otherwise provided herein.

Expiration Date:	[Tenth Anniversary of Date of Grant]
The Participant must accept the Award online in accordance with the procedures established by KeyCorp and the Award administrator or this Award Agreement may be cancelled by KeyCorp, in its sole discretion. By accepting the Award in accordance with these procedures, the Participant acknowledges that:

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This Award is subject to the KeyCorp Incentive Compensation Program and Policy, as amended from time to time. The Participant understands and agrees that the Award is subject to risk adjustment in accordance with the procedures set forth in the Incentive Compensation Program and Policy. These procedures permit Key, in its sole discretion, to decrease, forfeit, or initiate a clawback, of all or any part of the Award under certain circumstances, including in the event that the Participant receives a "Does Not Meet" risk rating as part of his or her annual performance review, and/or in the event that the Participant's business unit experiences negative pre-provision net revenue (before allocated costs) or significant credit, market or operational losses. If a significant risk event occurs, whether at the individual or business level, a root cause analysis may be conducted, which may result in a risk adjustment of the Award.

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The Participant understands that as a condition to receiving the Award, the Participant must agree to be bound by and comply with the terms and conditions of the Plan, the Award Agreement and related Acceptance Agreement. As soon as the Participant accepts the Award, the terms and conditions of the Award Agreement and Acceptance Agreement will constitute a legal contract that will bind both the Participant and KeyCorp.

Additional Terms

1.	Effect of Termination.

(a)    In General. To the extent unvested, the Option shall be forfeited automatically without further action or notice if the Participant ceases to be continuously employed by Key prior to any Vesting Date, except as otherwise provided in this Section 1. To the extent vested, the Option shall be exercisable until the earlier of (x) the Expiration Date set forth above, (y) such other date that the Option expires in accordance with Section 1(b) or 1(c) of this Award Agreement, or (z) the date that is 6 months after the Participant’s termination of employment with Key for any reason other than Termination for Cause or a termination described in Section 1(b) or 1(c). Notwithstanding any other provision of this Award Agreement to the contrary, the Option, whether vested or unvested, shall be forfeited automatically without further action or notice upon the Participant’s Termination for Cause. For purposes of this Section 1, the continuous employment of the Participant shall not be deemed to have been interrupted, and the Participant shall not be deemed to have ceased to be an employee of Key, by reason of the transfer of employment among KeyCorp and its affiliates.

(b)    Certain Terminations. Notwithstanding the foregoing, if the Participant’s continuous employment is terminated:

(i)    Death. As a result of the Participant’s death, the Option shall continue to vest and become exercisable on the scheduled Vesting Date(s), and the Participant’s estate shall have up to 4 years following the Participant’s date of death to exercise the vested Option (but in no event later than the Expiration Date).

(ii)    Disability. As a result of the Participant’s Disability, the Option shall continue to vest and become exercisable on the scheduled Vesting Date(s), and the Participant shall have up to 5 years following the Participant’s termination of employment to exercise the vested Option (but in no event later than the Expiration Date).

(iii)    Retirement 60/10: As a result of the Participant’s Voluntary Resignation on or after attaining the age of 60 and completion of at least 10 years of service (“Retirement 60/10”), the Participant shall, (1) for any unvested Options that were granted one year or more prior to the Participant’s effective termination date, continue to vest in such Options which shall become exercisable on the scheduled Vesting Date(s), and (2) for any unvested Units that were granted less than one year prior to Participant’s effective termination date, immediately vest in a pro rata portion of such Options, which Options shall become immediately exercisable. Key may, in its sole discretion, provide that any unvested Options that would otherwise be subject to Section 1(b)(iii)(2) (i.e., vest in a pro rata portion because such Options were granted less than one year prior to Participant’s effective termination date) may instead be treated consistent with Section 1(b)(iii)(1) (i.e., continue to vest). The Participant shall have up to 5 years following his or her effective termination date to exercise the vested Option (but in no event later than the Expiration Date.)
(iv)    Retirement 55/5: As a result of the Participant’s Voluntary Resignation on or after attaining the age of 55 and completion of at least 5 years of service (“Retirement 55/5”), a pro rata portion of the unvested Option shall immediately vest and become exercisable, and the Participant shall have up to 5 years following his or her effective termination date to exercise the vested Option (but in no event later than the Expiration Date).

(v)    Termination Under Limited Circumstances. As a result of the Participant’s Termination Under Limited Circumstances, a pro rata portion of the unvested Option shall immediately vest and become exercisable, and the Participant shall have up to 3 years following Termination Under Limited Circumstances to exercise the vested Option (but in no event later than the Expiration Date).

A Participant’s “Termination Under Limited Circumstances” shall mean a Participant’s termination from Key under circumstances in which the Participant becomes entitled to receive: (1) a severance under the KeyCorp Separation Pay Plan as in effect at the time of the Participant’s termination, or (2) under circumstances under which the Participant is entitled to receive salary continuation benefits under the terms and conditions of an employment separation or letter agreement with Key, including, without limitation, a Change of Control Agreement.

The pro rata vesting provided for under this Award Agreement shall be determined by multiplying the number of Common Shares subject to the unvested Option as of the date of the Participant’s termination by a fraction, the numerator of which shall be the number of full months of Participant’s continuous employment from the Date of Grant through the date of termination and the denominator of which shall be number of full months between the Date of Grant and latest Vesting Date.

(c)    Certain Terminations Within Two Years After a Change of Control. If the Participant’s continuous employment is terminated within two years following the date of a Change of Control for any reason other than a Voluntary Resignation (excluding a Voluntary Resignation described in Section 1(b)(iv), above) or a Termination for Cause, the Option shall vest in full and the Participant shall have up to the later of 2 years or such other period provided pursuant to this Section 1(b) to exercise the vested Option (but in no event later than the Expiration Date).

2.    Harmful Activity. Notwithstanding any other provision of this Award Agreement to the contrary, if the Participant engages in any Harmful Activity prior to or within twelve months after the Participant’s termination of employment with Key, then the Option shall be immediately forfeited without further action or notice, and any Common Shares delivered upon exercise of the Option within one year prior to the Participant’s termination of employment, and any Profits realized by the Participant from the exercise of the Option, shall become immediately due and payable to KeyCorp on KeyCorp’s demand. This Section 2 shall survive the termination of Participant’s employment.
3.    KeyCorp’s Reservation of Rights. As a condition of receiving this Award, the Participant acknowledges and agrees that Key intends to comply with the requirements of (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act (including clawback provisions), as the same may be amended from time to time; (b) the banking regulatory agencies’ Guidance on Sound Incentive Compensation Policies; and (c) KeyCorp’s risk requirements and policies. As a condition of receiving this Award, the Participant understands and agrees that KeyCorp may, in its sole discretion, (x) decrease or cause the forfeiture of all or any part of this Award, (y) initiate a clawback of all or any part of this Award, and/or (z) demand the Participant’s repayment to KeyCorp of any Profits realized from the exercise of the Option, if KeyCorp determines that such action is necessary or desirable.
4.    Relation to Other Benefits. Any economic or other benefit to the Participant under this Award Agreement shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by Key and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of Key.
5.     KeyCorp Stock Ownership Guidelines. If the Participant is subject to and has not met the KeyCorp Stock Ownership Guidelines, the Participant may not sell or otherwise transfer the Common Shares provided upon exercise of the Option (if any) until and unless the Participant meets the Stock Ownership Guidelines or terminates employment with Key; provided, however, that notwithstanding the foregoing, the Participant may sell the number of Common Shares necessary to satisfy any withholding tax obligation that may arise in connection with the exercise of the Option even if the Participant has not met the Stock Ownership Guidelines.
6.    Taxes and Withholding. To the extent that Key is required to withhold any federal, state, local or other taxes in connection with the delivery of Common Shares under this Award Agreement, then Key shall retain a number of Common Shares otherwise deliverable hereunder with a value equal to the required withholding (based on the Fair Market Value of the Common Shares on the date of delivery). To the extent that Key is required to withhold any federal, state, local or other taxes at any time other than upon delivery of Common Shares under this Award Agreement, then Key shall have the right in its sole discretion to (a) require the Participant to pay or provide for payment of the required tax withholding, (b) retain a number of Common Shares that otherwise would remain subject to this Award with a value equal to the required withholding amount (determined based on the Fair Market Value of the Common Shares on the date the applicable taxes are required to be withheld) and make a corresponding reduction in the number of Performance Shares subject to this Award, or (c) deduct the required tax withholding from any other compensation payable in cash to the Participant. To the extent that withholding taxes are satisfied by the retention of Common Shares, the value of the Common Shares so retained shall not exceed the amount of taxes required to be withheld based on the maximum statutory tax rates in the applicable taxing jurisdictions. Further, to the extent that this Award constitutes a deferral of compensation subject to Section 409A of the Code, any retention of Common Shares pursuant to clause (b) of the immediately preceding sentence to satisfy tax withholding requirements at any time other than at the time of delivery of Common Shares shall be effected only as permitted pursuant to Treasury Regulations Sections 1.409A-3(j)(4)(vi) and 1.409A-3(j)(4)(xi), as applicable.
7.    Entire Agreement; Amendments. This Award Agreement, along with the Plan and the related Acceptance Agreement, contains the entire agreement and understanding of the parties with respect to the subject matter contained therein, and supersedes all prior written or oral communications, representations and negotiations in respect thereto. KeyCorp may modify or amend this Award Agreement at any time upon written notice to the Participant, provided that KeyCorp may not amend this Award Agreement in a manner adverse to the interests of the Participant without the Participant’s consent. In the event of any inconsistency between the provisions of this Award Agreement or the related Acceptance Agreement, on the one hand, and the Plan, on the other, the Plan shall govern.
8.    Administration. KeyCorp shall have the right, in accordance with the Plan, to determine any questions which arise in connection with the Award. All such determinations and decisions shall be final, conclusive and binding on all persons, including Key, the Participant and the Participant’s estate and beneficiaries.
9.    Successors and Assigns. Without limiting Section 14.1 of the Plan, the provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of KeyCorp.
10.     Compliance with Section 409A of the Internal Revenue Code. It is intended that this Award be exempt from the provisions of Section 409A of the Code (“Section 409A”). The Award shall accordingly be administered in a manner consistent with this intent, and any provision that would cause the Award to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A.

ACCEPTANCE AGREEMENT

I acknowledge receipt of the attached Award and in consideration thereof, I accept such Award subject to the terms and conditions of the Plan, the Award Agreement, and the restrictions that are set forth in this Acceptance Agreement.

I also understand and agree that the restrictions set forth in this Acceptance Agreement are (i) in addition to, and do not in any way limit or vary the restrictions that are contained in any other agreement, plan, policy, or practice that are applicable to me as an employee of Key, and (ii) binding upon me regardless of whether I vest, sell, transfer, pledge, hypothecate, or otherwise dispose of the Award or any of the Common Shares to be paid to me upon exercise of the Award.

1. I recognize the importance of preserving the confidentiality of Non-Public Information of Key, and I acknowledge and agree that: (a) during my employment with Key, I will acquire, reproduce, and use such Non-Public Information only to the extent reasonably necessary for the proper performance of my duties; (b) both during and after my employment with Key, I will not use, publish, sell, trade or otherwise disclose such Non-Public Information; and (c) upon the termination of my employment with Key, I will immediately return to Key all documents, data, information and equipment in my possession or to which I have access that may contain such Non-Public Information. I also agree to enter into and to execute nondisclosure agreements in favor of Key and others doing business with Key with whom Key has a confidential relationship.

I acknowledge that Key has informed me that I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Non-Public Information that: (1) is made (a) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Disclosure of Non-Public Information to attorneys, made under seal, or pursuant to court order is also protected in certain circumstances under the federal Defend Trade Secrets Act. This provision does not limit my right to respond accurately and fully to any question, inquiry or request for information when required by legal process or from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding Key, my employment, or this provision. Furthermore, I am not required to contact Key regarding the subject matter of any such communications before engaging in such communications. I understand that my rights as set forth in this paragraph apply to this agreement, as well as any similar agreement that I have entered into, or may enter into, with Key regarding non-disclosure of information.

2. I acknowledge and agree that the duties of my position at Key may include the development of Intellectual Property, and that any Intellectual Property which I create with any of Key’s resources or assistance, in whole or in part, and which pertains to the business of Key is the property of Key. I hereby agree and I hereby assign to Key all right, title, and interest in and absolute title to such Intellectual Property, including, without limitation, copyrights, trademarks, service marks, and patents in or to (or associated with) such Intellectual Property and I agree that I will execute all patent applications and assignments thereof on Key’s behalf without additional compensation.

3. Except in the proper performance of my duties for Key, I acknowledge and agree that from the date hereof through a period of one (1) year after the termination of my employment with Key for any reason, I will not, directly or indirectly, for myself or on behalf of any other person or entity, hire or solicit or entice for employment any Key Employee, without the written consent of Key (which consent Key may grant or withhold in its discretion). “Key Employees” shall include (i) all current Key employees, and (ii) all persons who were employed by Key at any time during the six (6) month period prior to my termination from Key.

4. (a) Except in the proper performance of my duties for Key, I acknowledge and agree that from the date hereof through a period of one (1) year after the termination of my employment with Key for any reason, I will not, directly or indirectly, for myself or on behalf of any other person or entity, call upon, solicit, or do business with any Key customer or prospective customer of Key with whom I interacted or learned of during the course of my employment at Key, without the written consent of Key (which consent Key may grant or withhold in its discretion).

(b) In the event that my employment with Key is terminated as a result of a Termination Under Limited Circumstances, the restrictions in paragraph 4(a) of this Acceptance Agreement shall become inapplicable to me; however, the restrictions in paragraphs 1, 2, and 3 of this Acceptance Agreement shall remain in full force and effect.

5. The aforementioned restrictions in paragraphs 1, 2, 3 and 4(a) shall not apply in the event that, within the 2-year period commencing on a Change of Control: (i) my employment with Key is terminated as a result of a Termination Under Limited Circumstances, or (ii) I terminate employment with Key after a relocation of my principal place of employment more than 35 miles from my principal place of employment immediately prior to the Change of Control, or after a reduction in my base salary after a Change of Control.

6. I agree that the Plan, the Award Agreement and this Acceptance Agreement will be governed by Ohio law without regard to the conflicts of laws principles, and that if any term, condition, clause or provision of the Plan, the Award Agreement or this Acceptance Agreement is determined by a Court of competent jurisdiction to be void or invalid at law, then only that term, condition, clause or provision determined to be void or invalid shall be stricken, and the remainder of the Plan, the Award Agreement and this Acceptance Agreement shall remain in full force and effect in all other aspects.

I also understand and agree that if I engage in any activity that is in violation of the Plan, the Award Agreement or this Acceptance Agreement, such conduct may cause serious damage and irreparable injury to Key, and Key at its election may terminate my employment (if I am still employed), seek monetary damages and attorney fees, and injunctive relief without the necessity of posting bond, as well as any and all other equitable relief to which it may be entitled under the law, the Plan, the Award Agreement and this Acceptance Agreement.

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